EXHIBIT 12

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        Computation of Ratio of Earnings to Fixed Charges
          For the nine months ended September 30, 1999
                   (in millions, except ratio)

                                                               1999
                                                               ----
Earnings:
   Income before taxes on income                           $ 1,255.4
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                   -
   Equity income                                               (38.0)
   Fixed charges                                               192.4
   Proportionate share of income of 50%-owned
     persons                                                    28.6
   Distributed income of less than 50%-owned persons             2.4
   Amortization of capitalized interest                         12.1
                                                            --------

      Total earnings                                       $ 1,452.9

Fixed Charges:
   Interest expense:
      Consolidated                                         $   153.3
      Proportionate share of 50%-owned persons                   2.7
                                                            --------
                                                               156.0
                                                            --------

   Amount representative of the interest factor in rents:
      Consolidated                                              35.6
      Proportionate share of 50%-owned persons                    .8
                                                            --------
                                                                36.4
                                                            --------

   Fixed charges added to earnings                             192.4
                                                            --------

   Interest capitalized:
      Consolidated                                               8.2
      Proportionate share of 50%-owned persons                   -
                                                            --------
                                                                 8.2
                                                            --------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                -
                                                            --------

      Total fixed charges                                  $   200.6
                                                            ========

Ratio of earnings to fixed charges                               7.2
                                                            ========

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